Exhibit 10.7

Pelthos Therapeutics Inc.

FIRST AMENDMENT AND WAIVER TO
SENIOR SECURED CONVERTIBLE NOTES

This FIRST AMENDMENT AND WAIVER TO SENIOR SECURED CONVERTIBLE NOTES (this “Amendment and Waiver”) is made as of October 30, 2026, by and among Pelthos Therapeutics Inc., a Nevada corporation (the “Company”), and the holder party hereto (the “Consenting Holder”).

WHEREAS, the Company issued to the Consenting Holder and certain other investors (the “Holders”) Senior Secured Convertible Notes, dated November 6, 2025 (the “Notes”), pursuant to the Securities Purchase Agreement, dated as of November 6, 2025, by and among the Company and the investors party thereto (the “Securities Purchase Agreement–Notes”). Certain capitalized terms used herein are defined in the Notes;

WHEREAS, pursuant to Section 15 of the Notes, the Notes may be amended, and any provision thereof may be waived, with the prior written consent of the holders of Notes representing at least sixty-five percent (65%) of the aggregate principal amount of the Notes then outstanding, and any amendment or waiver so approved shall be binding upon all existing and future holders of the Notes;

WHEREAS, concurrently herewith, the Company has also requested that certain other Holders (each, an “Other Holder”, and collectively, the “Other Holders”) enter into amendments and waivers in form and substance identical to this Amendment and Waiver (each, an “Other Amendment and Waiver”, and together with this Amendment and Waiver, the “Amendments and Waivers”).

WHEREAS, the Amendments and Waivers will become effective when the Holders representing at least sixty-five percent (65%) of the aggregate principal amount of the Notes then outstanding enter into an Other Amendment and Waiver;

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with Castle Creek Biosciences, Inc. (“Castle Creek”), Credit Card Merger Sub, Inc., Credit Card Merger Sub II, LLC and Paragon Biosciences LLC, solely in its capacity as Securityholder Representative, pursuant to which, among other matters, the Company would acquire Castle Creek (the “Merger” and together with the related financing transactions and all other transactions contemplated thereby and the use of proceeds therefrom, the “CCB Transactions”);

WHEREAS, concurrently with the execution of the Merger Agreement, the Company proposes to (i) enter into a Securities Purchase Agreement with the Consenting Holder and certain other investors, pursuant to which the Company would issue new Series B Convertible Preferred Stock and Warrants (as defined therein) and potentially new Series D Convertible Preferred Stock in connection with and immediately prior to, or concurrently with, the closing of the proposed acquisition of Castle Creek, and (ii) amend and restate its existing loan and security agreement with Horizon Technology Finance Corporation and certain of its affiliates (as so amended and restated, the “Horizon Loan Agreement”);

WHEREAS, in connection with the CCB Transactions, the Company desires that the Consenting Holder waive: (i) the definition of “Fundamental Transaction”, in part, such that the CCB Transactions shall not be deemed to be a “Fundamental Transaction” or a “Change of Control” (the “Fundamental Transaction Waiver”); (ii) any requirement to give notice or to redeem Notes pursuant to Section 5(b) of each Note to the CCB Transactions (the “Change of Control Redemption Waiver”); (iii) the conditions to affiliate transactions set forth in Section 12(m) of each Note solely with respect to the CCB Transactions (but including the participation of any Affiliate of the Company in any financing of the Company or Castle Creek in connection therewith) (the “Affiliate Transactions Waiver”); (iv) the definition of “Permitted Indebtedness” in Section 30(y) of each Note, in part, such that (A) the Company’s obligations to make Milestone Payments (as defined in the Merger Agreement) and any other contingent consideration payable pursuant to the Merger Agreement and (B) Indebtedness of Castle Creek Biosciences, LLC and any successor to Castle Creek by Merger, to the extent not repaid upon the closing of the transactions contemplated by the Merger Agreement, shall each constitute Permitted Indebtedness (the “Indebtedness Waiver”); (v) the definition of “Permitted Liens” in Section 30(z) of each Note, in part, such that Liens incurred under the Pledge and Security Agreement and the Purchase and Sale Agreement, each dated as of February 24, 2025, by and among Castle Creek, Castle Creek Biosciences, LLC, and Ligand Pharmaceuticals Incorporated shall constitute Permitted Liens (the “Liens Waiver”); and (vi) the restrictions on transfers of assets in Section 12(f) of each Note, in part, to permit the CCB Transactions (the “Restriction on Transfers of Assets Waiver”);

WHEREAS, the Company and the Consenting Holder desire to amend each Note and to waive certain provisions of each Note to permit the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the execution and delivery of this Amendment and Waiver by the Consenting Holder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto further agree as follows:

1.             AMENDMENTS TO THE NOTES.

(a)            The definition of “Change of Control” in Section 30(g) of each Note is hereby amended and restated in its entirety to read as follows:

“(g) “Change of Control” means (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the Company is not the surviving entity or in which the shareholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Company effects any sale to another Person of all or substantially all of its assets in one or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by the Company or another Person), holders of share capital tender shares representing more than 50% of the voting power of the share capital of the Company and the Company or such other Person, as applicable, accepts such tender for payment, or (iv) the Company consummates a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the voting power of the share capital of the Company (except for any such transaction in which the shareholders of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction.”

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(b)            The definition of “Permitted Senior Indebtedness” in Section 30(aa) of each Note is hereby amended and restated in its entirety to read as follows:

“(aa) “Permitted Senior Indebtedness” means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable and documented out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by the Company and/or its Subsidiaries under or in connection with (i) any credit facility to be entered into by the Company and/or its Subsidiaries with one or more financial institutions and on terms and conditions in form and substance reasonably satisfactory to the Required Holders; provided, however, that the aggregate outstanding amount of such Indebtedness permitted under such credit facility (taking into account the maximum amounts which may be advanced under the loan documents evidencing such credit facility) does not at any time exceed $80 million and/or (ii) any asset-based loan facility to be entered into by the Company and/or its Subsidiaries with one or more financial institutions; provided, however, that the aggregate outstanding amount of such Indebtedness permitted under such asset-based loan facility (taking into account the maximum amounts which may be advanced under the loan documents evidencing the asset-based loan facility) does not at any time exceed $10 million and provided further, that (y) such Indebtedness is secured solely by a lien on the accounts receivable, inventory and related proceeds of the Company and/or its Subsidiaries (and any customary related collateral) and (z) such lien is subject to any applicable intercreditor agreement or subordination agreement approved by the board of directors of the Company and the Required Holders.”

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(c)            Section 3(c)(ii) of each Note is hereby amended and restated as follows:

“(ii) Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, either (I) if the Transfer Agent is not participating in FAST or the Resale Eligibility Conditions are not satisfied, to issue and deliver to the Holder (or its designee) a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in FAST and the Resale Eligibility Conditions are satisfied, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of this Note (as the case may be) or (II) if the Registration Statement covering the resale of the shares of Common Stock that are the subject of the Conversion Notice (the “Unavailable Conversion Shares”) is not available for the resale of such Unavailable Conversion Shares and the Company fails to promptly, but in no event later than as required pursuant to the Registration Rights Agreement (x) so notify the Holder and (y) deliver the shares of Common Stock electronically without any restrictive legend by crediting such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred to as a “Notice Failure” and together with the event described in clause (I) above, a “Conversion Failure”), then, in addition to all other remedies available to the Holder, (1) the Company shall pay in cash to the Holder on each day after such Share Delivery Deadline that the issuance of such shares of Common Stock is not timely effected an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Deadline and to which the Holder is entitled, multiplied by (B) the average VWAP of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the applicable Conversion Date and ending on the applicable Share Delivery Deadline and (2) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any portion of this Note that has not been converted pursuant to such Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In addition to the foregoing, if on or prior to the Share Delivery Deadline either (A) if the Transfer Agent is not participating in FAST or the Resale Eligibility Conditions are not satisfied, the Company shall fail to issue and deliver to the Holder (or its designee) a certificate and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in FAST and the Resale Eligibility Conditions are satisfied, the Transfer Agent shall fail to credit the balance account of the Holder or the Holder’s designee with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder or pursuant to the Company’s obligation pursuant to clause (II) below or (B) a Notice Failure occurs, and if on or after such Share Delivery Deadline the Holder acquires (in an open market transaction, stock loan or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such conversion that the Holder is entitled to receive from the Company and has not received from the Company in connection with such Conversion Failure or Notice Failure, as applicable (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within two (2) Business Days after receipt of the Holder’s request and in the Holder’s discretion, either: (I) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, stock loan costs and other reasonable and documented out-of-pocket expenses, if any) for the shares of Common Stock so acquired (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate; provided that, in lieu of paying the Buy-In Price in cash, the Company may, at its option, promptly reissue (if surrendered) the principal amount of Notes equal to the principal amount of Notes submitted for conversion (in which case, such Conversion Notice shall be deemed rescinded and the Company’s obligation to issue such Conversion Shares shall terminate and be cancelled) and pay the Buy-In Payment Amount (as defined below) in cash, or (II) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (II) (the “Buy-In Payment Amount”). Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the conversion of this Note as required pursuant to the terms hereof.”

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2.              WAIVERS AND CONSENT.

(a)            Effective as of the date the Amendments and Waivers have been executed by the Required Holders, the Consenting Holder hereby (a) grants the Fundamental Transaction Waiver, the Change of Control Redemption Waiver, the Affiliate Transactions Waiver, the Indebtedness Waiver, the Liens Waiver and the Restriction on Transfers of Assets Waiver, (b) waives any Event of Default, and any event that with notice or lapse of time would constitute an Event of Default, whether arising before or after the date hereof, arising from or in connection with the CCB Transactions, and (c) consents to the consummation of the CCB Transactions. The Consenting Holder agrees that the Horizon Loan Agreement is in form and substance reasonably satisfactory to the Required Holders for purposes of clause (i) of the definition of “Permitted Senior Indebtedness.”

(b)            Effective as of the date the Amendments and Waivers have been executed by the Required Holders, the application of Section 5(a) is permanently waived as to (i) any Fundamental Transaction consummated solely in cash, (ii) a strategic acquisition effected through a subsidiary of the Company and (iii) any transaction where there is no change to the securities, cash, assets or other property which each Holder (including the Consenting Holder) would be entitled to receive as a result of a Fundamental Transaction.

3.              EFFECTIVENESS.

Section 1 and 2 of this Amendment shall become effective upon the execution and delivery by each Other Holders holding at least sixty-five percent (65%) of the aggregate principal amount of the Notes of the Other Amendment and Waiver of such Other Investor.

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4.              LIMITED EFFECT.

The Notes are not amended or waived in any other respect. All other terms and provisions of each Note not herein specifically modified, amended or waived shall remain in full force and effect as originally set forth therein, and the Company hereby ratifies and confirms all such terms and provisions as if such terms and provisions were restated herein in their entirety. All references to any Note in such Note, the Pledge Agreement or any related document or agreement (collectively, the “Loan Documents”) shall be deemed a reference to such Note as modified and amended herein. The Company agrees that its obligations under each Note and each other Loan Document are its valid and binding obligations, enforceable in accordance with their terms. This Amendment and Waiver amends each Note, and is intended to be a continuation of the obligations set forth therein and in each other Loan Document. Nothing in this Amendment and Waiver is intended, nor shall be construed, to constitute a novation or an accord or satisfaction of any Note or any other Loan Document.

5.              REAFFIRMATION.

The Company hereby (i) ratifies and confirms all of the liens, conveyances and grants contained in and created by the Pledge Agreement or any other Loan Document and/or otherwise securing any of the Secured Obligations (as defined in the Pledge Agreement); (ii) covenants and agrees that nothing contained in this Amendment and Waiver is intended to or shall impair the liens, conveyances or grants contained in and created by the Loan Documents or otherwise; and (iii) ratifies and confirms all of the terms and conditions of, and all obligations owing under the Loan Documents, the Loan Documents as modified hereby, and this Amendment and Waiver, and the indebtedness owing to the Holders under the foregoing, and all other obligations.

6.              MISCELLANEOUS.

This Amendment and Waiver shall be governed by and construed under the internal laws of the State of New York, without giving effect to conflicts of laws principles. This Amendment and Waiver may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment and Waiver to Senior Secured Convertible Notes as of the date set out above.

COMPANY: PELTHOS THERAPEUTICS INC.

By:	/s/ Scott Plesha
	Name:	Scott Plesha
	Title:	Chief Executive Officer

First Amendment and Waiver to Senior Secured Convertible Notes - Signature Page

IN WITNESS WHEREOF, the parties hereto have executed this Amendment and Waiver to Senior Secured Convertible Notes as of the date set out above.

CONSENTING HOLDER: [•]

By:
Name:
Title:

Amendment and Waiver to Senior Secured Convertible Notes - Signature Page